Exhibit 10.1

8911 Balboa Ave., Suite B
San Diego, CA  92123
PH: (858) 503-7810
FX: (858) 503-7814

October 3, 2011

Russell C. Clark

Dear Russ:

On behalf of Mitek Systems, Inc., I am pleased to confirm the offer of regular, full-time employment extended to you for the position of Chief Financial Officer, reporting to me in my capacity of President and Chief Executive Officer.  Your hire date is expected to be on or about October 11, 2011, and is subject to our standard reference and background checks. This offer of employment set forth below is valid through end of business on October 3, 2011. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $225,000 paid bi-weekly in the amount of $8,653.85.

Incentives:
You will have the opportunity to earn an annual bonus up to $75,000 (“target bonus”), which bonus, if any, will be based upon meeting mutually agreed upon yearly objectives to be determined within the first month of your employment.

Stock Options:
We will request that the Board of Directors approve your participation in the Mitek Stock Option Plan with a stock option grant of 200,000 shares of Mitek Common Stock. This grant will be subject to our normal vesting schedule, which begins on the later of the date the Board approves your options or your hire date, and continues monthly as provided in the Company's 2010 Stock Option Plan. In addition, and upon your six month anniversary, you will be eligible based on your performance to receive an additional grant of up to 50,000 stock options, subject to approval of a new 2012 stock option plan by our shareholders, and approval by the Board of Directors. The price of your initial grant of stock options will be based upon the fair market value of Mitek Common Stock on your hire date, and with respect to any additional options granted, the date the Board approves your options. You will be provided details of the Stock Option Plan shortly after your options have been approved.

Benefits:
As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition you will be eligible for term life insurance and long-term disability insurance. You will also accrue three weeks, equal to fifteen days, of paid vacation per year; seven paid sick days and ten paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

You will also be entitled to certain severance payments and benefits if your employment is terminated without cause or for good reason or there is a change in control of the Company, the details of which shall be set forth in an executive severance and change of control plan.

Lastly, as an officer of the Company, you will be provided the Company’s standard Indemnification Agreement for your signature.

Mitek Systems Inc. is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the Chief Executive Officer has the authority to alter this employment relationship, either verbally or in writing.

The terms described in this letter shall be contained in an Executive Severance and Change of Control Plan that you and the Company will enter into once the offer is accepted and your employment commences, provided, however, that your duties are performed in accordance with all standards and policies adopted by the Company.  Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you on your first day of employment.

We are very excited about the prospect of your joining our team. Mitek is an exciting company with what we believe is an excellent opportunity for growth and success.  If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and return a copy to me.

Sincerely,
MITEK SYSTEMS, INC.

/s/ James B. DeBello
James B. DeBello
President and CEO

Accepted:

/s/ Russell C. Clark	October 11, 2011
Russell C. Clark	Date